CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated November 21, 2023, with respect to the financial statements of Allspring Global Investment Grade Credit Fund and Allspring Income Plus Fund, two of the funds comprising Allspring Funds Trust, as of September 30, 2023, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
January 22, 2024